Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Independent Bank Corp.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-60293, 333-04259, 333-27169, 333-31107, 333-82998, and 333-126986) and Form S-4 (No. 333-114294) of Independent Bank Corp. of our reports dated February 22, 2006, with respect to the consolidated balance sheets of Independent Bank Corp. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-K of Independent Bank Corp.
/s/ KPMG LLP
Boston, Massachusetts
March 3, 2006